Exhibit 10.6

ADDENDUM TO DIRECTOR SERVICES AGREEMENT

In accordance with the terms of your Director Services Agreement dated December 31, 2020 and subject to Item 25. Changes to terms, Paragraph 25.2 subparagraph 25.2.1 we are providing you an update to Item 2. Duration of employment paragraph 2.1.

Item 2. Duration of employment paragraph 2.1. shall be changed to read “Your term as a Director started on May 1, 2021 and will continue for a period of 60 months when it will be reviewed further, unless and until it is ended under clause 21.”

This change is being made to assist the audit process for the S-1 Registration Statement. Your signature below will acknowledge the acceptance of this change.

Thank you for your attention to this minor change.

/s/ Erik Sävenstrand
Signature

Erik Sävenstrand
Printed Name

Dated this 30 day of May, 2021